Exhibit 99.1
RAY STACHOWIAK ELECTED TO
BOARD OF DIRECTORS OF
AMERICAN SHARED HOSPITAL SERVICES
San Francisco, CA, September 15, 2009 — AMERICAN SHARED HOSPITAL SERVICES (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, announced today that Ray Stachowiak has been elected to the Company’s Board of Directors. Mr. Stachowiak becomes the fifth member of AMS’ Board and the fourth outside Director.
Ray Stachowiak, 51 years old, is Founder, President and Chief Executive Officer of Shared Imaging, LLC, Streamwood, Illinois, a leading provider of fixed-site and mobile magnetic resonance imaging, computed tomography and Pet/CT systems. Founded in 1987, Shared Imaging operates more than 200 imaging systems in 42 states.
“Ray Stachowiak is a pioneer and one of the most highly respected executives in our industry, and we are proud to welcome him to our Board of Directors. Ray brings an in-depth understanding of our business and many years of directly relevant experience to his new responsibilities at AMS. We expect him to make important contributions to our continued success as we position AMS to benefit from the exciting growth opportunities now emerging in proton beam radiation therapy and other next-generation technologies for radiation oncology delivery,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on May 28, 2009.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com